Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Carolyn Brown	Thomas Donohue
Vice President	Vice President
Corporate Communications	Treasurer and Investor Relations
Barnes & Noble Education, Inc.	Barnes & Noble Education, Inc.
(908) 991-2967	(908) 991-2966
cbrown@bned.com	tdonohue@bned.com

Barnes & Noble Education Reports Fourth Quarter and
Fiscal Year 2016 Financial Results

Sales Increased 7.6% for the Fourth Quarter and 2.0% for the Full Year

New Store Contracts Estimated to Generate First Year Sales of
Approximately $110 Million

June 28, 2016, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), one of the largest contract operators of bookstores on college and university campuses across the United States and a leading provider of digital education services, today reported sales and earnings for the fourth quarter and full year for fiscal 2016.

Financial highlights for the fourth quarter and fiscal year 2016:

•	Fourth quarter sales of $294.8 million increased 7.6%, as compared to prior year period; fiscal year sales of $1,808.0 million increased 2.0%, as compared to prior year period.

•	Fourth quarter comparable store sales increased 4.5% for the quarter; fiscal full year comparable store sales decreased 1.9% and excluding community colleges decreased 0.3%.

•
Fourth quarter GAAP net loss of $2.8 million included restructuring costs of $8.3 million; full year net income of $0.1 million included previously reported impairment charge of $12.0 million and restructuring costs of $8.8 million.

•
Fourth quarter non-GAAP Adjusted EBITDA of $19.0 million, an increase of $5.9 million, as compared to prior year period; full year non-GAAP Adjusted EBITDA of $80.5 million, a decrease of $3.5 million, as compared to prior year period.

•
Fourth quarter non-GAAP Adjusted Earnings of $3.3 million, as compared to Adjusted Earnings of $(0.3) million in the prior year period; full year non-GAAP Adjusted Earnings of $15.5 million, as compared to $19.1 million in the prior year.

Operational highlights for fiscal year 2016:

•	Opened 39 new stores with estimated annual sales of $64 million, bringing the total stores operated to 751 locations as of April 30, 2016.

•
Completed the acquisition of LoudCloud, a sophisticated digital platform and analytics provider for the higher education, for-profit and K-12 markets. This acquisition positions the Company to be able to provide a suite of digital content and learning materials to supplement its traditional products (textbooks and course materials) and help faculty provide a more robust educational experience for students.

•
Formed a long-term relationship and completed transition to VitalSource to outsource the Yuzu® eTextbook reading platform, which will allow the Company to reduce digital expenses, while continuing to provide students with an excellent digital reading experience and access to a broad digital catalog.

“Following our separation from Barnes & Noble, Inc. last year, we have made solid progress executing on our standalone strategy, as evidenced by our fiscal full year sales of $1.8 billion, an increase of 2.0% year-over-year,” said Max J. Roberts, Chief Executive Officer of Barnes & Noble Education, Inc. “Our fourth quarter comparable sales increase was driven by strong textbook sales and rentals, as well as general merchandise revenue, which increased 2.6% on a comparable basis driven by strong graduation products and emblematic apparel. Fiscal 2016 was also an excellent year for new store signings and we continued our momentum into Fiscal 2017, with 32 new stores awarded to date and with estimated first year sales of approximately $110 million. In line with typical seasonality, we expect new store signings to be more heavily weighted toward the early part of the year.”

Fourth Quarter and Fiscal 2016 Results
Results for the 13 and 52 weeks of fiscal 2016 and fiscal 2015 are as follows:

$ in millions	13 and 52 Weeks Selected Data (unaudited)
	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	2016	2015(1)	2016	2015(1)
Total Sales	$294.8	$274.0	$1,808.0	$1,773.0
Net (Loss) Income	$(2.8)	$(0.3)	$0.1	$19.1

Non-GAAP(2)
Adjusted EBITDA	$19.0	$13.2	$80.5	$84.1
Adjusted Earnings	$3.3	$(0.3)	$15.5	$19.1

(1) Financials for fiscal 2015 have been presented on a carve-out basis.

(2) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures. During the 13 and 52 weeks ended April 30, 2016, the Company recorded restructuring costs of $8.3 million and $8.8 million respectively, and a non-cash impairment loss totaling $0 and $12.0 million, respectively, related to all of the capitalized content costs for the Yuzu eTextbook platform, and also an impairment of its investment in Flashnotes.

Fourth quarter sales of $294.8 million increased $20.8 million, or 7.6%, as compared to the prior year period. The Company reported a net loss of $(2.8) million, including restructuring costs of $8.3 million. Adjusted Earnings were $3.3 million, an increase of $3.5 million from the prior year period.

Fiscal full year sales were $1,808.0 million, an increase of $35.0 million, or 2.0%, as compared to the prior year period. The Company reported a net income of $0.1 million, which includes an impairment charge of $12.0 million and restructuring costs of $8.8 million. Adjusted Earnings were $15.5 million compared to $19.1 for the prior year period.

Comparable store sales increased 4.5% for the quarter. Consistent with the past and as disclosed in the Company’s third quarter fiscal 2016 earnings release, the Spring Rush period extended into the fourth quarter due to later school openings and a continued pattern of students buying course materials later in the semester.

Comparable store sales decreased 1.9% for fiscal year 2016, driven by the enrollment declines at two-year community colleges. The 1.9% decline in comparable store sales was approximately $31 million of revenue, of which $28 million is attributable to two-year community colleges. Comparable store sales excluding two-year community colleges decreased by 0.3 % year to date.

The Company opened 39 new stores with estimated annual sales of $64 million, bringing the total stores operated to 751 locations.

During the fourth quarter ended April 30, 2016, the Company recorded restructuring costs totaling $8.3 million related to the transition of its Yuzu eTextbook platform to the VitalSource platform, including the reduction in staff and closing of the facilities in Mountain View, California, and Redmond, Washington. For the full fiscal year of 2016, the Company recorded $8.8 million of restructuring charges and $12.0 million of impairment charges related to its digital businesses.

The Company’s Adjusted EBITDA was $19.0 million for the quarter, as compared to $13.2 million in the prior year period, due primarily to increased sales and expense leveraging. The Company’s Adjusted EBITDA was $80.5 million for the full year as compared with $84.1 million in the prior year period.

Fourth quarter net loss was $(2.8) million, or $(0.06) per diluted share, compared to net loss of $(0.3) million, or $(0.01) per diluted share, in the prior year period. The current year’s fiscal quarter has 47.2 million diluted shares outstanding, while the prior year period had 39.9 million shares outstanding. The Company reported non-GAAP Adjusted Earnings of $3.3 million during the quarter, compared with net loss of $(0.3) million in the prior year period.

The current period reflects the dilution resulting from the issuance of additional shares of Barnes & Noble, Inc. common stock in connection with the previously disclosed Series J preferred shares by Barnes & Noble, Inc. in July 2015, prior to the legal separation from Barnes & Noble, Inc., partially offset by the share repurchase program announced in December 2015 of 865,427 shares in the quarter for $8.5 million. For the full fiscal year, the Company purchased 1,715,269 shares for $16.6 million.

Outlook
For fiscal year 2017, the Company expects total sales to grow by 2.0% to 4.0%, while comparable store sales are expected to be approximately flat to 2.0% lower than the prior year. The Company currently plans to open 32 new stores in fiscal 2017, based upon contracts awarded to date, with estimated annual sales of approximately $110 million. The Company expects Adjusted EBITDA to increase by approximately 12%, and capital expenditures are expected to be approximately $50 million.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 10:00 a.m. Eastern Time on Tuesday, June 28, 2016 and can be accessed at the Barnes & Noble Education, Inc. corporate website at www.bned.com.

Barnes & Noble Education, Inc. expects to report fiscal 2017 first quarter results on or about September 8, 2016.

EXPLANATORY NOTE

On February 26, 2015, Barnes & Noble, Inc. (“Barnes & Noble”) announced plans for the complete legal and structural separation of Barnes & Noble Education, Inc. (the “Company”) from Barnes & Noble (the “Spin-Off”). Under the Separation and Distribution Agreement between Barnes & Noble and the Company, Barnes & Noble planned to distribute all of its equity interest in us, consisting of all of the outstanding shares of our Common Stock, to Barnes & Noble’s stockholders on a pro rata basis.

On July 14, 2015, Barnes & Noble approved the final distribution ratio and declared a pro rata dividend of the outstanding shares of our Common Stock, par value $0.01 per share ("Common Stock"), to Barnes & Noble’s existing stockholders. The pro rata dividend was made on August 2, 2015 to the Barnes & Noble stockholders of record (as of July 27, 2015). Each Barnes & Noble stockholder of record received a distribution of 0.632 shares of our Common Stock for each share of Barnes & Noble common stock held on the record date. Following the Spin-Off, Barnes & Noble did not own any equity interest in us.

On August 2, 2015, we completed the legal separation from Barnes & Noble, at which time we began to operate as an independent publicly-traded company. Our Common Stock began to trade on a “when-issued” basis on the NYSE under the symbol “BNED WI” beginning on July 23, 2015. On August 3, 2015, when-issued trading of our Common Stock ended, our Common Stock began “regular-way” trading under the symbol “BNED.”

The results of operations for the 52 weeks ended May 2, 2015 and the 13 weeks ended August 1, 2015 reflected in our consolidated financial statements are presented on a stand-alone basis since we were still part of Barnes & Noble, Inc. until the consummation of the Spin-Off on August 2, 2015, and the results of operations for the 39 weeks ended April 30, 2016 reflected in our consolidated financial statements are presented on a consolidated basis as we became a separate consolidated entity.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		52 weeks ended
	April 30, 2016	May 2, 2015	April 30, 2016	May 2, 2015
Sales:
Product sales and other	$219,769	$198,823	$1,579,617	$1,544,975
Rental income	74,990	75,178	228,412	228,023
Total sales	294,759	274,001	1,808,029	1,772,998
Cost of sales:
Product and other cost of sales	151,636	135,370	1,224,955	1,198,300
Rental cost of sales	37,079	37,501	129,725	131,125
Total cost of sales	188,715	172,871	1,354,680	1,329,425
Gross profit	106,044	101,130	453,349	443,573
Selling and administrative expenses	88,639	87,951	375,219	359,504
Depreciation and amortization	13,340	12,874	52,690	50,509
Impairment loss (non-cash) (a)	—	—	11,987	—
Restructuring costs (a)	8,277	—	8,830	—
Operating (loss) income	(4,212)	305	4,623	33,560
Interest expense, net	604	161	1,872	210
(Loss) income before income taxes	(4,816)	144	2,751	33,350
Income tax (benefit) expense	(2,020)	400	2,667	14,218
Net (loss) income	$(2,796)	$(256)	$84	$19,132

(Loss) earnings per common share:
Basic	$(0.06)	$(0.01)	$—	$0.33
Diluted	$(0.06)	$(0.01)	$—	$0.33
Weighted average common shares outstanding:
Basic	47,230	39,941	46,238	38,452
Diluted	47,230	39,941	46,479	38,493

(a) For additional information, see Note (a) in the Non-GAAP disclosure information of this Press Release.

Non-GAAP Disclosures:
Adjusted Earnings	$3,283	$(256)	$15,462	$19,132
Adjusted EBITDA	$19,041	$13,179	$80,528	$84,069

(a) For additional information, see the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		52 weeks ended
	April 30, 2016	May 2, 2015	April 30, 2016	May 2, 2015
Percentage of sales:
Sales:
Product sales and other	74.6%	72.6%	87.4%	87.1%
Rental income	25.4%	27.4%	12.6%	12.9%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	69.0%	68.1%	77.5%	77.6%
Rental cost of sales (a)	49.4%	49.9%	56.8%	57.5%
Total cost of sales	64.0%	63.1%	74.9%	75.0%
Gross profit	36.0%	36.9%	25.1%	25.0%
Selling and administrative expenses	30.1%	32.1%	20.8%	20.3%
Depreciation and amortization	4.5%	4.7%	2.9%	2.8%
Impairment loss (non-cash)	—%	—%	0.7%	—%
Restructuring costs	2.8%	—%	0.5%	—%
Operating (loss) income	(1.4)%	0.1%	0.2%	1.9%
Interest expense, net	0.2%	0.1%	0.1%	—%
(Loss) income before income taxes	(1.6)%	—%	0.1%	1.9%
Income tax (benefit) expense	(0.7)%	0.1%	0.1%	0.8%
Net (loss) income	(0.9)%	(0.1)%	—%	1.1%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	April 30, 2016	May 2, 2015
ASSETS
Current assets:
Cash and cash equivalents	$28,568	$44,816
Receivables, net	50,924	76,551
Merchandise inventories, net	312,747	297,424
Textbook rental inventories	47,760	47,550
Prepaid expenses and other current assets	6,453	4,625
Total current assets	446,452	470,966

Property and equipment, net	111,185	107,557
Goodwill	280,911	274,070
Intangible assets, net	199,663	198,190
Other noncurrent assets	33,472	39,885
Total assets	$1,071,683	$1,090,668
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$152,175	$155,203
Accrued liabilities	105,877	97,575
Total current liabilities	258,052	252,778
Long-term deferred taxes, net	29,865	41,733
Other long-term liabilities	75,380	69,488
Total liabilities	363,297	363,999

Commitments and contingencies	—	—

Stockholders' equity:
Preferred membership interests	—	—
Parent company investment	—	726,669
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 48,645 and 0 shares, respectively; outstanding, 46,755 and 0 shares, respectively	486	—
Additional paid-in-capital	699,512	—
Accumulated other comprehensive income	1	—
Retained earnings	27,002	—
Treasury stock, at cost	(18,615)	—
Total stockholders' equity	708,386	726,669
Total liabilities and stockholders' equity	$1,071,683	$1,090,668

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings	13 weeks ended		52 weeks ended
	April 30, 2016	May 2, 2015	April 30, 2016	May 2, 2015
Net (loss) income	$(2,796)	$(256)	$84	$19,132
Reconciling items, after-tax (below)	6,079	—	15,378	—
Adjusted Earnings (Non-GAAP)	$3,283	$(256)	$15,462	$19,132

Reconciling items, pre-tax
Impairment loss (non-cash) (a)	$—	$—	$11,987	$—
Restructuring costs (a)	8,277	—	8,830	—
Transaction costs (b)	1,636	—	2,398	—
Reconciling items, pre-tax	9,913	—	23,215	—
Less: Pro forma income tax impact (c)	3,834	—	7,837	—
Reconciling items, after-tax	$6,079	$—	$15,378	$—

Adjusted EBITDA	13 weeks ended		52 weeks ended
	April 30, 2016	May 2, 2015	April 30, 2016	May 2, 2015
Net (loss) income	$(2,796)	$(256)	$84	$19,132
Add:
Depreciation and amortization expense	13,340	12,874	52,690	50,509
Interest expense, net	604	161	1,872	210
Income tax (benefit) expense	(2,020)	400	2,667	14,218
Impairment loss (non-cash) (a)	—	—	11,987	—
Restructuring costs (a)	8,277	—	8,830	—
Transaction costs (b)	1,636	—	2,398	—
Adjusted EBITDA (Non-GAAP)	$19,041	$13,179	$80,528	$84,069

(a) In Fiscal 2016, we implemented a plan to restructure our digital operations. As a result of this restructuring, we recorded a non-cash impairment loss of $12.0 million related to all of the capitalized content costs for the Yuzu® eTextbook platform ($9 million), and recorded a non-recurring other than temporary loss related to an investment held at cost ($3 million).

Additionally, we announced a reduction in staff and closure of the facilities in Mountain View, California, and Redmond, Washington that support the Yuzu® eTextbook platform. The cost of severance, retention, and other restructuring costs (i.e. subleasing facilities) of $8.8 million in fiscal 2016. We expect the restructuring to be completed in the first quarter of fiscal 2017.

(b) Transaction costs are costs incurred for business development and acquisitions, and are included in selling and administrative expenses in the consolidated statement of operations.

(c) The amounts shown represent the projected reduction in income tax expense based on our current combined federal and state aggregate income tax rate.

Use of Non-GAAP Financial Information - Adjusted Earnings and Adjusted EBITDA

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as Net Income adjusted for certain reconciling items) and Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income).

The Company’s management reviews theses non-GAAP measures internally to evaluate the Company’s performance and manage its operations.  The Company believes that the inclusion of Adjusted Earnings and Adjusted EBITDA results provides investors useful and important information regarding the Company’s operating results. The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures.  The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 30, 2016 and to be filed with the SEC on June 29, 2016, which includes consolidated financial statements for each of the three years for the period ended April 30, 2016 (fiscal 2016, fiscal 2015, and fiscal 2014), the Company's Quarterly Report on Form 10-Q for the period ended August 1, 2015 filed with the SEC on September 10, 2015, the Company's Quarterly Report on Form 10-Q for the period ended October 31, 2015 filed with the SEC on December 9, 2015, and the Company's Quarterly Report on Form 10-Q for the period ended January 30, 2016 filed with the SEC on March 8, 2016.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Earnings Per Share
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		52 weeks ended
	April 30, 2016	May 2, 2015	April 30, 2016	May 2, 2015
Numerator for basic earnings per share:
Net (loss) income	$(2,796)	$(256)	$84	$19,132
Accretion of dividends on preferred stock	—	—	—	(6,076)
Less allocation of earnings to participating securities	—	5	—	(313)
Net (loss) income available to common shareholders	$(2,796)	$(251)	$84	$12,743

Numerator for diluted earnings per share:
Net (loss) income available to common shareholders	$(2,796)	$(251)	$84	$12,743
Accretion of dividends on preferred stock (a)	—	—	—	—
Allocation of earnings to participating securities	—	(5)	—	313
Less diluted allocation of earnings to participating securities	—	5	—	(313)
Net (loss) income available to common shareholders	$(2,796)	$(251)	$84	$12,743

Denominator for basic (loss) earnings per share:
Basic weighted average common shares (b)	47,230	39,941	46,238	38,452

Denominator for diluted (loss) earnings per share: (b)(c)
Basic weighted average common shares	47,230	39,941	46,238	38,452
Average dilutive restricted stock units	—	—	227	—
Average dilutive options	—	—	14	41
Diluted weighted average common shares	47,230	39,941	46,479	38,493

(Loss) earnings per common share:
Basic	$(0.06)	$(0.01)	$—	$0.33
Diluted	$(0.06)	$(0.01)	$—	$0.33

(a) The dilutive effect of the accretion of preferred membership interests for fiscal year 2015 were excluded from the calculation of earnings per share using the two-class method because the effect would be antidilutive.

(b) For periods prior to the Spin-Off from Barnes & Noble on August 2, 2015, Basic earnings per share and weighted-average basic shares outstanding are based on the number of shares of Barnes & Noble common stock outstanding as of the end of the period, adjusted for an assumed distribution ratio of 0.632 shares of our Common Stock for every one share of Barnes & Noble common stock held on the record date for the Spin-Off.

(c) For periods prior to the Spin-Off from Barnes & Noble on August 2, 2015, Diluted earnings per share and weighted-average diluted shares outstanding reflect potential common shares from Barnes & Noble equity plans in which our employees participated based on the distribution ratio.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED), one of the largest contract operators of bookstores on college and university campuses across the United States and a leading provider of digital education services, enhances the academic and social purpose of educational institutions. Through its Barnes & Noble College subsidiary, Barnes & Noble Education serves more than 5 million college students and their faculty through its 751 stores on campuses nationwide, delivering essential educational content and tools within a dynamic retail environment. Through its digital platforms LoudCloud and Yuzu®, Barnes & Noble Education offers an excellent digital reading experience and access to a broad catalog of digital academic relevant titles. Barnes & Noble Education acts as a strategic partner to drive student success; provide value and support to students and faculty; and create loyalty and retention, all while supporting the financial goals of college and university partners.

General information on Barnes & Noble Education, Inc. can be obtained by visiting the Company's corporate website: www.bned.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to Barnes & Noble Education and its business that are based on the beliefs of the management of Barnes & Noble Education as well as assumptions made by and information currently available to the management of Barnes & Noble Education. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to Barnes & Noble Education or the management of Barnes & Noble Education, identify forward-looking statements. Moreover, Barnes & Noble Education operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for the management of Barnes & Noble Education to predict all risks, nor can Barnes & Noble Education assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Barnes & Noble Education may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Such statements reflect the current views of Barnes & Noble Education with respect to future events, the outcome of which is subject to certain risks, including, among others: general competitive conditions, including actions our competitors may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their bookstore operations or change the operation of their bookstores; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; restructuring of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services, and further enhancements to Yuzu® and any future higher education digital products, and the inability to achieve the expected cost savings; our ability to successfully implement our strategic initiatives including our ability to identify and execute upon additional acquisitions and strategic investments; technological changes; our international expansion could result in additional risks; our ability to attract and retain employees; challenges to running our company independently from Barnes & Noble, Inc. following the Spin-Off; the potential adverse impact on our business resulting from the Spin-Off; changes to payment terms, return policies, the discount or margin on products or other terms with our suppliers; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of contracts and higher-than-anticipated store closings; disruptions to our computer systems, data lines, telephone systems or supply chain, including the loss of suppliers; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service, effects of competition; obsolete or excessive inventory; product shortages; changes in law or regulation; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations or tax-related proceedings or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in in Barnes & Noble Education’s Prospectus filed with the Securities and Exchange Commission (“SEC”) on July 15, 2015 and in Barnes & Noble Education’s other filings made hereafter from time to time with the SEC.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble Education or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble Education undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.